Exhibit 5

May 25, 2023

Securities and Exchange Commission
100 F. Street, N.E.
Washington, D.C. 20549-1004

Re:    Franklin Electric Co., Inc.
Registration Statement on Form S-8

We have acted as counsel to Franklin Electric Co., Inc., an Indiana corporation (the “Company”), in connection with the Company’s filing of a Registration Statement on Form S-8 (the “Registration Statement”) covering the registration of 900,000 shares of its Common Stock, $.01 par value per share (the “Common Stock”), issuable pursuant to the Franklin Electric Co., Inc. Amended and Restated 2017 Stock Plan (the “Plan”) in accordance with the terms of the Plan.

In that capacity, we have considered such questions of law and have examined such documents necessary for the purpose of this opinion. Upon the basis of such examination, it is our opinion that those shares of Common Stock that are originally issued shares will be, when issued and sold as contemplated by the Registration Statement, validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the General Corporation Law of the State of Indiana, and we express no opinions with respect to the laws of any other jurisdiction. The opinion expressed in this opinion letter is as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,

ARENTFOX SCHIFF LLP

By:     /s/ Lauralyn G. Bengel
Lauralyn G. Bengel